UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )
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Synthesis Energy Systems, Inc.
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNTHESIS ENERGY SYSTEMS, INC.
Three Riverway, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 10, 2009

You are cordially invited to attend the annual meeting of the stockholders of Synthesis Energy Systems, Inc., which will be held at 10:00 a.m. Central time on February 10, 2009, at our offices at Three Riverway, Suite 300, Houston, Texas 77056, for the following purposes:

1. To elect six directors;

2. To approve amendments to our Certificate of Incorporation to (i) increase the number of authorized shares of common stock, par value $.01 per share, from 100,000,000 to 200,000,000 and (ii) authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our Board of Directors;

3. To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ended June 30, 2009; and

4. To consider and act on such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

If you were a stockholder at the close of business on January 2, 2009, you are entitled to notice of and to vote at the meeting. A stockholders’ list will be available at our offices, Three Riverway, Suite 300, Houston, Texas 77056, for a period of ten days prior to the meeting or any adjournment or postponement of the meeting.

Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

Timothy E. Vail
President and Chief Executive Officer

January   , 2009

SYNTHESIS ENERGY SYSTEMS, INC.
THREE RIVERWAY, SUITE 300
HOUSTON, TEXAS 77056

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting proxies for the annual meeting of our stockholders for the year ended June 30, 2008 (the “Annual Meeting”) to be held at our offices at Three Riverway, Suite 300, Houston, Texas 77056, on February 10, 2009, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about January   , 2009. Because many stockholders are unable to attend the Annual Meeting, the Board solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the Annual Meeting. We will bear the costs of the proxy solicitation. Stockholders are urged to read carefully the material in this proxy statement.

QUESTIONS AND ANSWERS

Q:	Who can attend and vote at the Annual Meeting?

A:	You can attend and vote at the Annual Meeting if you were a stockholder at the close of business on the record date, January 2, 2009. On that date, there were shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

• The election of six directors;

• The approval of the amendments to our Certificate of Incorporation; and

• The ratification of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ended June 30, 2009.

Q:	How do I cast my vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the registered stockholder for those shares. As the registered stockholder, you have the right to vote those shares and we will send you the proxy materials and a proxy card.

Many stockholders hold their shares through a broker, bank, trustee or other nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or other nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares held in street name by your broker, bank, trustee or other nominee. Because a beneficial owner is not the registered stockholder, you may not vote those shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee or other nominee to obtain a legal proxy, and present the proxy at the Annual Meeting in order to receive a ballot to vote at the Annual Meeting.

We recommend that you vote your shares in advance of the Annual Meeting, using the voting methods described below.

Q:	What voting methods are available?

A:	We send proxy cards to all registered stockholders to enable them to vote their shares. Stockholders who submit a proxy card need not vote at the Annual Meeting. However, we will pass out written ballots to any registered stockholder or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

Q:	Can I vote by telephone or via the Internet?

A:	We will only accept votes submitted by proxy card.

Q:	How will the proxy holders vote my shares?

A:	The proxy holders designated on the proxy card will vote your shares in accordance with the votes you submit by proxy card. If you sign and return your proxy card but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares for each of the Board’s nominees for election as a director, for the approval of the amendments to our Certificate of Incorporation, and for the ratification of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ended June 30, 2009. If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

• Your broker will have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of directors) and Proposal 3 (ratification of our independent auditors) because they involve matters that are considered routine.

• Your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal 2 (approval of the amendments to our Certificate of Incorporation) because it involves a non-routine matter.

As the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that a broker will turn in a proxy card for uninstructed shares that votes “FOR” the election of directors and ratification of our independent auditors, but expressly states that the broker is NOT voting on the approval of the amendments to our Certificate of Incorporation. The broker’s instructions with respect to the approval of the amendment to the Certificate of Incorporation in this case are referred to as “broker non-votes.” In tabulating the voting result for any of the proposals, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends you vote “FOR” each of the nominees to the Board, “FOR” the approval of the amendments to the Certificate of Incorporation, and “FOR” the ratification of our independent auditors for the year ended June 30, 2009.

Q:	Can I revoke my proxy?

A:	Yes. If you are a registered stockholder, you can revoke your proxy at any time before it is exercised by:

• submitting a properly signed proxy card with a more recent date;

• giving written notice of your revocation before the Annual Meeting to Ann Tanabe, our Vice President of Investor Relations, at our offices, Three Riverway, Suite 300, Houston, Texas 77056; or

• attending the Annual Meeting and voting your shares in person.

If you are a beneficial owner, please refer to the voting instructions provided by your individual broker, bank, trustee or other nominee for their procedures for revoking or changing your vote.

Q:	Who will count the votes?

A:	One of our officers will act as the inspector of the election and will count the votes.

Q:	What is a “quorum?”

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the Annual Meeting to be held. If you submit a valid proxy card or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.

Q:	What vote is required to approve each item?

A:	Election of Directors. The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposed Amendments to our Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of common stock, entitled to vote and represented at the Annual Meeting, in person or by proxy, is required to approve the amendments to our Certificate of Incorporation. For the adoption of the amendments to our Certificate of Incorporation, you may vote “FOR” or “AGAINST” or abstain from voting. Abstentions will have the same effect as a vote “AGAINST” the ratification of the amendments to our Certificate of Incorporation. Broker non-votes will have no effect on the approval of this proposal.

Ratification of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ended June 30, 2009. The affirmative vote of the holders of a majority of the shares of common stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required to approve the ratification of the independent auditors for the year ended June 30, 2009. For the ratification of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ended June 30, 2009, you may vote “FOR” or “AGAINST” or abstain from voting. Abstentions will have the same effect as a vote “AGAINST” the ratification of our independent auditors for the year ended June 30, 2009. Broker non-votes will have no effect on the approval of this proposal.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address. This can be accomplished by contacting your stock broker.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share of common stock.

Q:	When are stockholder proposals due for the Annual Meeting of Stockholders for the year ended June 30, 2009?

A:	If you want to present a proposal from the floor at the Annual Meeting of Stockholders for the year ended June 30, 2009, you must give us written notice of your proposal no later than September 17, 2009 and no earlier than August 18, 2009 and follow the procedures specified in our Amended & Restated Bylaws (the “Bylaws”). If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Vice President of Investor Relations so that it is received by August 18, 2009. Your notice should be sent to the Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056. See “Other Information — Stockholder Proposal Information.”

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

A copy of the Annual Report, which includes the Form 10-K of Synthesis Energy Systems, Inc. for the fiscal year ended June 30, 2008, as amended,, is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K, as amended, and other information at no charge upon request directed to: Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056.

Proposal 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the Board. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee as the Nominating and Governance Committee may recommend and the independent members of the Board may nominate, or the Board may be reduced accordingly. The Nominating and Governance Committee, which consists solely of directors that are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules, recommended the nomination of the six directors to the Board. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the Annual Meeting. All nominees are currently directors. See “Other Information — Stockholder Proposal Information.”

Nominees

Certain information regarding the nominees is set forth below:

			Director
Name	Age	Position	Since

Lorenzo Lamadrid	57	Chairman of the Board	2005
Timothy Vail	46	President, Chief Executive Officer and Director	2005
Donald Bunnell	43	President, Chief Executive Officer — Asia Pacific and Director	2003
Michael Storey(1)	66	Director	2005
Denis Slavich(1)	68	Director	2005
Harry Rubin(1)	55	Director	2006

(1)	Member of the Compensation Committee, Nominating and Governance Committee and Audit Committee of the Board.

Lorenzo Lamadrid.  Mr. Lamadrid has been the Chairman of the Board since April 2005. Since 2001, Mr. Lamadrid has been the Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid has also been a Director of Flow International Corporation since January 2006. Mr. Lamadrid has been a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer, since mid-2001. He previously served as President and Chief Executive Officer of Arthur D. Little, a management and consulting company, from 1999 to 2001, as President of Western Resources International, Inc. from 1996 through 1999 and as Managing Director of The Wing Group from 1993 through 1999. The Wing Group was a leading international electric power project-development company that was sold to Western Resources in 1999. Prior to that, he was with General Electric from 1984 to 1993 serving as corporate officer, Vice President and General Manager at GE Aerospace for Marketing and International Operations, and as General Manager of Strategic Planning and Business Development of GE’s International Sector. Prior to joining GE, Mr. Lamadrid was a senior Manager at the Boston Consulting Group where he worked from 1975 to 1984. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, an M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

Timothy Vail.  Mr. Vail is our President and Chief Executive Officer and is also a director. Mr. Vail joined us as a director in September 2005, and accepted the President and Chief Executive Officer position in May 2006. Prior to joining us, beginning in 2002, Mr. Vail served as the Director of Commercialization for Fuel Cell Development for General Motors Corporation. At GM, Mr. Vail’s duties included the development of GM’s Shanghai fuel cell office as well as coordination of engineering facilities in the United States, Germany, Japan and China. Prior to his position at GM, Mr. Vail was the Vice President of product development for The New Power Company, a start-up subsidiary of Enron Corporation, where he was responsible for the development of new products and services to be delivered to New Power’s customer bases. From 1995 until starting work for The New Power Company, Mr. Vail was a Vice President at Enron Energy Services. Mr. Vail was also a securities lawyer with Andrews Kurth, LLP from 1990 to 1993. Mr. Vail holds a J.D. from the University of Houston Law Center and a B.A. in Economics from The University of Texas at Austin.

Donald Bunnell.  Mr. Bunnell is our President and Chief Executive Officer — Asia Pacific, a director and a co-founder of our company. From 2001 until our founding in 2003, Mr. Bunnell was the Asia Business Development Vice President for BHP Billiton’s aluminum group. Between 1997 and 2001, Mr. Bunnell served in various capacities, including Vice President in charge of Enron China’s power group, and Country Manager, with the power development team of Enron Corporation. During this time, Mr. Bunnell spent three years leading the Enron/Messer/Texaco consortium for the Nanjing BASF Project. From 1995 to 1997, Mr. Bunnell was a manager with Coastal Power Corporation (now part of El Paso Corporation) in Beijing, where he was involved in development of gas turbine power plants and other power projects. Mr. Bunnell is an attorney licensed to practice in the United States and has practiced law in Hong Kong, advising clients on China investments, prior to entering the power business. Mr. Bunnell is fluent in Mandarin Chinese, has lived in China for over 12 years, and has 10 years of experience in the China power industry developing projects and managing joint ventures. Mr. Bunnell graduated from Miami University with a B.A. and from the William & Mary School of Law with a J.D.

Michael Storey.  Mr. Storey has served as one of our directors since November 2005. From June 2002 through November 2005, he was a partner with Union Charter Financial. From 2000 to 2004, he served as President and CEO of Inmarsat Ventures, a global communications company. He resigned in March 2004, but continued as an advisor until March 2006. From 1993 to 1999, Mr. Storey ran several telecommunications businesses during European deregulation that became MCI Europe and is now Verizon Communications. In 1984, Mr. Storey and a partner established City Centre Communications, a business in the cable television and telecommunications industry. The business was grown through several acquisitions of franchises before the business was sold in 1992 to Videotron and Bell Canada. He served as a Director and later as Chairman of the Cable Communications Association from 1983 to 1990, representing all the investors in the U.K. cable industry. Starting in 1972, Mr. Storey served for 10 years as a Vice President and Partner of Booze Allen Hamilton International Management Consultants. He is also currently the non-executive Chairman of Impello Plc, an independent utility company in the United Kingdom. Mr. Storey is a graduate of King’s Fund Administrative Staff College and has an M.B.A. from the University of Chicago. From 1958 to 1968, he worked in the healthcare industry, operating hospitals in the U.K., Middle East and North America. He also holds two professional certifications: Professionally Qualified Hospital Administrator and Professionally Qualified Personnel Manager.

Denis Slavich.  Mr. Slavich has served as a director since November 2005 and currently serves as the Chairman of the Audit Committee. Mr. Slavich has over 35 years of experience in large scale power generation development. He is currently an international consultant to a number of U.S. and China-based companies engaged in cross border transactions, as well as an advisor and board member for a number of additional firms. From 1998 to 2000, Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of an international IPP company that developed projects in Columbia as well as other areas. From 2000 until 2002, he served as Vice President and CFO of BigMachines Inc., a software company, and from 2001 until the present, he has served as Chairman of Leading Edge Technologies, a desalination technology company, and has recently served as its CEO. Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997. From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Fluor Daniel. From 1971 to 1991, Mr. Slavich served in various executive positions at Bechtel Corporation including Sr. VP, CFO, and director and Sr. VP and manager of the International Power Division. Mr. Slavich received his Ph.D. from

Massachusetts Institute of Technology, his M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.

Harry Rubin.  Mr. Rubin has served as a director since August 2006. Mr. Rubin is currently Chairman of Henmead Enterprises, in which capacity he advises various companies regarding strategy, acquisitions and divestitures. He currently serves as a Director of Image-Metrics Plc, and has held board positions at a number of private and public companies such as the A&E Network, RCA/Columbia Pictures Home Video and the Genisco Technology Corporation. He was a founding partner of the Boston Beer Company. In the 12 years prior to 2006, Mr. Rubin held various senior management roles in the computer software industry, including Senior Executive Vice President and Chief Operating Officer of Atari, and President of International Operations and Chief Financial Officer for GT Interactive Software. Mr. Rubin entered the computer software business in 1993 when he became Executive VP for GT Interactive Software as a start-up company, and played a leadership role in GT’s progression as the company went public in 1995 and became one of the largest industry players. Prior to 1993, he held various senior financial and general management positions at RCA, GE and NBC. He is a graduate of Stanford University and Harvard Business School.

Vote Required

The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Board Recommendation

The Board recommends a vote “FOR” each nominee to the Board.

Communicating with the Board

Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
Synthesis Energy Systems, Inc.
Attn: Vice President of Investor Relations
Three Riverway, Suite 300
Houston, Texas 77056

All such communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Governance Committee for distribution.

Board Member Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Two directors attended the 2006 Annual Meeting of Stockholders and one director attended the 2007 Annual Meeting of Stockholders.

Director Independence

The Board has determined that the following members are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules: Lorenzo Lamadrid, Michael Storey, Denis Slavich and Harry Rubin.

Director Compensation

Effective January 1, 2008, independent directors, other than Mr. Lamadrid, receive a quarterly cash payment of $1,500 for their service on the Board. In addition, upon appointment to the Board, directors receive a one-time option to acquire 160,000 shares of common stock. They also receive a one-time option to acquire 40,000 shares of common stock if they serve as the chairperson of a committee of the Board. Additional option grants to directors are determined on an annual basis. In addition, Mr. Lamadrid has a consulting agreement with us for his service as Chairman of the Board which is described below under “Other Information — Summary Compensation for the Year Ended June 30, 2008 — Director Compensation.”

Meeting Attendance and Board Committees

Meetings of the Board.  During the year ended June 30, 2008, the Board held eight meetings. All directors attended at least 75 percent of the total meetings of the Board and the committees on which they serve, with the exception of Michael Storey missing one of the two meeting of the Nominating and Corporate Governance Committee. We believe that attendance at meetings of the Board is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Audit Committee.  During the year ended June 30, 2008, the members of the Audit Committee were Michael Storey, Denis Slavich and Harry Rubin. The Board has determined that Denis Slavich is an audit committee financial expert under Item 407(d) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Under Rule 4200 of the NASDAQ Stock Market Rules, all of the members of the Audit Committee were and are independent. The Audit Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Audit Committee met ten times during the year ended June 30, 2008.

The primary purpose of the Audit Committee is to assist the Board in overseeing (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal auditors (or other personnel responsible for the internal audit function).

Compensation Committee.  During the year ended June 30, 2008, the members of the Compensation Committee were Michael Storey, Denis Slavich and Harry Rubin. All of the members were and are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules. The Compensation Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Compensation Committee met two times during the year ended June 30, 2008.

The primary purpose of the Compensation Committee is to provide oversight on the broad range of matters surrounding the compensation of management, including recommending to the Board the compensation for the Company’s chief executive officer and approving the compensation and employee benefits for the Company’s other executive officers and employees. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Other Information — Executive and Director Compensation — Compensation Committee Report.”

Nominating and Governance Committee.  During the year ended June 30, 2008, the members of the Nominating and Governance Committee were Michael Storey, Denis Slavich and Harry Rubin. All of the members of the Nominating and Governance Committee were and are independent within the meaning of Rule 4200 of the NASDAQ Stock Market Rules. The Nominating and Governance Committee operates under a written charter adopted by the Board which is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. The Nominating and Governance Committee met two times during the year ended June 30, 2008.

The primary purpose of the Nominating and Governance Committee is to provide oversight on the broad range of matters surrounding the composition and operation of the Board. These matters include identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to the Company.

Director Nominations Process.  Nominating functions are handled by the Nominating and Governance Committee pursuant to its charter. Our Bylaws also contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder recommendation to the Nominating and Governance Committee (or its predecessors), other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee (or any predecessor) consider a candidate for inclusion among the Nominating and Governance Committee’s slate of nominees in our proxy statement, and therefore we believe that, other than the provisions contained in our Bylaws, no formal policy concerning stockholder recommendations is needed.

In evaluating director nominees, the Nominating and Governance Committee considers the following factors:

•	the appropriate size of the Board;

•	our needs with respect to the particular talents and experience of our directors;

•	the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with our business and industry;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The goal of the Nominating and Governance Committee is to assemble a Board that brings us a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it deems to be in the best interests of us and our stockholders. The Nominating and Governance Committee does, however, believe it appropriate that a majority of the members of the Board meet the definition of “independent director” under the rules of the NASDAQ. The Nominating and Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Governance Committee and Board are polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals. In the past, we have also engaged third parties and search firms to identify or evaluate or assist in identifying potential nominees.

Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Vice President of Investor Relations as described under “Other Information — Stockholder Proposal Information” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice, among other things, (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares that are beneficially owned by such stockholder and that are owned of record by such stockholder. There have not been any material changes to the procedures by which stockholders may recommend nominees to the Board since the annual meeting of stockholders for 2007.

Code of Ethics.  We have adopted a Code of Business and Ethical Conduct that applies to all of our employees, as well as each member of our Board. The Code of Business and Ethical Conduct is available at the “Corporate Governance” section of our website at www.synthesisenergy.com. We intend to post amendments to or waivers from the Code of Business and Ethical Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee and our Code of Business and Ethical Conduct are available on our website: http://www.synthesisenergy.com under “Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0602.

Proposal 2

AMENDMENTS TO CERTIFICATE OF INCORPORATION

General

Increase in Authorized Common Stock

Our Certificate of Incorporation (the “Certificate”) currently authorizes the issuance of up to 100,000,000 shares of common stock. However, as of January 2, 2009,           shares of common stock were issued and outstanding and           shares were reserved for issuance under our 2005 Amended & Restated Incentive Plan, as amended, leaving           shares of common stock unissued and unreserved. In order to ensure sufficient shares of common stock will be available for issuance by us, the Board has approved, subject to stockholder approval, an amendment to the Certificate to increase the number of shares of such common stock authorized for issuance from 100,000,000 to 200,000,000.

We desire to authorize additional shares of common stock to ensure that enough shares will be available in the event the Board determines that it is necessary or appropriate to permit future stock splits in the form of stock dividends, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to provide equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the NASDAQ. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

The holders of common stock have no preemptive rights and the Board has no plans to grant such rights with respect to any such shares.

Authorization of Preferred Stock

The Certificate does not authorize us to issue preferred stock. The Board has determined that having preferred stock would facilitate corporate financing and our other plans which are intended to foster our growth and flexibility. If approved, the preferred stock could be issued by the Board without further stockholder approval, in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board. The Board believes that the complexity of modern business financing and possible future transactions require greater flexibility in our capital structure than currently exists.

The Board will be permitted to issue preferred stock from time to time for any proper corporate purpose, including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock could be issued publicly or privately, in one or more series that could rank senior to our common stock with respect to dividends and liquidation rights. There are no present plans, understandings or agreements for, and we are not engaged in any negotiations that will involve, the issuance of preferred stock.

Even though not intended by the Board, the possible overall effect of the existence of preferred stock on the holders of our common stock may include the dilution of their ownership interests, the continuation of our current management, prevention of mergers with or business combinations by us and the discouragement of possible tender offers for shares of our common stock.

Upon conversion of convertible preferred stock into shares of our common stock, the voting power and percentage ownership of holders of our common stock before such conversion would be diluted, and such issuances could have an adverse effect on the market price of our common stock. Additionally, the issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by our common stockholders could diminish their rights to receive dividends, if declared by the Board, and to receive payments upon our liquidation.

If shares of preferred stock are issued, approval by holders of such shares, voting as a separate class, could be required prior to certain mergers with or business combinations by us. These factors could discourage attempts to purchase control of us even if such change in control may be beneficial to the holders of our common stock. Moreover, the issuance of preferred stock having general voting rights together with the common stock to persons friendly to the Board could make it more difficult to remove incumbent management and directors from office, even if such changes would be favorable to stockholders generally.

If shares of preferred stock are issued with conversion rights, our attractiveness to a potential tender offeror may be diminished. The purchase of the additional shares of common stock or preferred stock necessary to gain control of us may increase the cost to a potential tender offeror and prevent the tender offer from being made, even though such offer may have been desirable to many of the holders of our common stock.

The ability of the Board, without any additional stockholder approval, to issue shares of preferred stock with such rights, preferences, privileges and restrictions as determined by the Board could be employed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board. Furthermore, this proposal is not part of any plan by the Board to adopt anti-takeover devices, and the Board currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of preferred stock in the takeover context would be subject to compliance by the Board with applicable principles of fiduciary duty.

The Board believes that the financial flexibility offered by the preferred stock outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire us to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the stockholders’ interests. It is also the Board’s view that the existence of preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of our true value and which is in the interests of its stockholders.

A copy of the amendment is attached to this proxy as Annex A. The amendments to the Certificate are being submitted for your approval pursuant to the Delaware General Corporation Law and SEC rules.

No Appraisal Rights

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights with respect to the increase to the number of authorized shares of common stock or the authorization of preferred stock.

Vote Required

The approval of the amendments to the Certificate requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the approval of the amendments to the Certificate, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee will not have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the amendments to the Certificate.

Proposal 3

RATIFICATION OF INDEPENDENT AUDITORS FOR YEAR ENDED JUNE 30, 2009

In November 2008, PricewaterhouseCoopers LLP, a U.S. based accounting firm (“PwC”), became our independent auditor. The Audit Committee, in its capacity as a committee of the Board, has appointed PwC to audit our financial statements for the fiscal year ending June 30, 2009. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. These representatives will be able to make a statement at the Annual Meeting if they wish, although we do not expect them to do so.

Stockholder ratification of the appointment of PwC is not required by the rules of NASDAQ or the SEC or by our Bylaws. However, our Board is submitting the appointment of PwC to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent auditors. Even if the appointment of PwC is ratified, the Audit Committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our stockholders.

Independent Public Accountant Fees

In the years ended June 30, 2008 and 2007, KPMG LLP, a U.S. based accounting firm and our prior audit firm (“KPMG”), provided services in the following categories and amounts:

	June 30, 2008	June 30, 2007

Audit Fees	$733,590	$226,000
Other	$324,800	$200,700

Total	$1,058,390	$426,700

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. Alternatively, the engagement of the independent auditor may be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Changes in and Disagreements with Accountants

In November 2006, KPMG became our independent auditor. Prior to that, we were audited by KPMG Huazhen, the China member firm of KPMG International. The decision to move the audit function to the United States from China was deemed the best course of action given the opening of our corporate headquarters in Houston, Texas. There were no disagreements between us and KPMG Huazhen over accounting principles or practices, and the audit firm did not issue an adverse opinion or disclaimer, regarding our financial statements for the years ended June 30, 2006 and 2005 and the period from November 4, 2003 (inception) to June 30, 2006. Additionally, their opinions were not qualified and did not have any modifications as to uncertainty, audit scope or accounting principle. We did not consult with KPMG regarding the application of accounting principles or application before their appointment as our auditors. Our audit committee approved the change to KPMG in November 2006.

On November 18, 2008, the Audit Committee approved the dismissal of KPMG as our independent registered public accounting firm. KPMG’s audit reports on our consolidated financial statements as of June 30, 2008 and 2007 and for each of the years in the three year period ended June 30, 2008 and for the period from November 4,

2003 (inception) to June 30, 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG’s audit report on our consolidated financial statements for the periods stated above contained a separate paragraph stating that “As discussed in Notes 8 and 4, respectively, to the consolidated financial statements, effective July 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and effective July 1, 2006, we adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.”

KPMG’s audit report on the effectiveness of internal control over financial reporting as of June 30, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that we did not maintain effective internal control over financial reporting as of June 30, 2008 because of material weaknesses on the achievement of the objectives in the control criteria and contains an explanatory paragraph regarding the material weaknesses surrounding (1) accounting for complex and non-routine transactions and (2) monitoring of internal controls within the period-end close process.

During the fiscal years ended June 30, 2008 and 2007 and the subsequent interim period through November 18, 2008, there were no: (i) disagreements with KMPG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its reports, or (ii) “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v), except as noted above related to the material weaknesses identified as of June 30, 2008. We have authorized KPMG to respond fully to any inquiries from PwC regarding this matter.

On November 18, 2008, the Audit Committee engaged PwC as its independent registered public accounting firm for our fiscal year ended June 30, 2009. During the fiscal years ended June 30, 2008 and 2007 and the subsequent interim period prior to the engagement of PwC, we did not consult with PwC regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements or the effectiveness of internal control over financial reporting or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Report of the Audit Committee

The Audit Committee assists the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and our financial management. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent auditor reports directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent auditor. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

The Audit Committee met with our independent auditor and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

KPMG also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the Audit Committee discussed with the independent auditor its independence. When considering KPMG’s independence, the Audit Committee considered the non-audit services provided to us by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2008 with management and KPMG. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K to be filed with the SEC.

Michael Storey
Denis Slavich
Harry Rubin

Vote Required

The ratification of PwC as our independent auditors for the year ended June 30, 2009 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote. For the ratification of our independent auditors, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank, trustee or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ended June 30, 2009.

OTHER INFORMATION

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 2, 2009, by:

•	each person who is known by us to beneficially own 5% or more of the outstanding class of our capital stock;

•	each member of the Board;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

	Numbers of Shares	% of
	of Common Stock	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding(1)

Columbia Wanger Asset Management, L.P.(2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,841,766	10.1%
Equity Trust (Jersey) LTD(3) Equity Trust House 28-30 The Parade St. Helier Jersey JE1 1EQ	4,362,762	9.1%
Donald Bunnell	3,804,318	7.9%
Lorenzo Lamadrid(4)	3,225,000	6.7%
David A. Schwedel(5) 4000 Ponce de Leon Boulevard, Suite 470 Coral Gables, Florida 33134	3,020,738	6.3%
Timothy Vail(6)	1,698,000	3.5%
Michael Storey(7)	1,570,000	3.3%
David Eichinger(8)	1,050,100	2.2%
Harry Rubin(9)	182,000	*
Denis Slavich(10)	180,000	*

Executive Officers and Directors as a group (7 persons)	11,709,418	24.4%

*	Less than 1%

(1)	Based on 48,010,921 shares outstanding.

(2)	Based on information included in a Schedule 13G filed on August 8, 2008. Also includes 4,516,815 shares held by Columbia Acorn Trust, which has agreed to file as a group with Columbia Wanger Asset Management, L.P.

(3)	Based on information included in a Form 4 filed on June 25, 2008 and a Schedule 13G filed on December 15, 2008. Includes shares owned directly by (i) Collison Limited (“Collison”), a company formed under the laws of the Cayman Islands, (ii) Hilamar Limited (“Hilamar”), a company formed under the laws of the British Virgin Islands, and (iii) Karinga Limited (“Karinga”), a company formed under the laws of the British Virgin Islands. Equity Trust, Collison, Hilamar, Karinga, Derard Limited, C.N. Limited and EQ Nominees (Jersey) Limited have agreed to file as a group.

(4)	Includes 50,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(5)	Based on information included in a Form 4 filed on January 9, 2008. Includes 205,200 shares held by the David A. Schwedel Living Trust of which Mr. Schwedel is the beneficial owner.

(6)	Includes 1,460,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(7)	Includes 170,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(8)	Includes 1,050,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(9)	Includes 112,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(10)	Includes 170,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

Executive Officers and Key Employees

Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the Board. All of our executive officers and key employees are listed in the following table, and certain information concerning these officers, except for Messrs. Vail and Bunnell, who are also members of the Board, follows the table:

Name	Age	Position

Timothy Vail	46	President, Chief Executive Officer and Director
David Eichinger	43	Chief Financial Officer and Senior Vice President of Corporate Development
Donald Bunnell	43	President, Chief Executive Officer — Asia Pacific and Director
Robert Rigdon	50	Chief Operations Officer and Senior Vice President of Global Development(1)

(1)	Mr. Rigdon became Chief Operations Officer effective November 6, 2008.

David Eichinger.  Mr. Eichinger has served as our Chief Financial Officer and Senior Vice President of Corporate Development since May 2006. Prior to joining us as an executive officer, Mr. Eichinger was a consultant to us since November 2005, in which capacity he advised us on technology license negotiations and global expansion beyond the Chinese market. From 1991 to 1996, Mr. Eichinger spent five years in the Corporate Treasury section as an analyst in Corporate Finance and Tax at Exxon Corporation and Exxon Chemicals. From 1996 to 2000, Mr. Eichinger led merger and acquisition teams for Enron Corporation in the deregulation wholesale and retail markets in North and South America. In addition, Mr. Eichinger led the spin off of The New Power Company and served as an executive officer in charge of corporate development. From 2003 to mid-2005, Mr. Eichinger ran the fuel cell distributed generation group at General Motors. Mr. Eichinger has also advised a number of energy related firms including CAM Energy, a New York based hedge fund, and General Hydrogen. Mr. Eichinger holds both a B.S. and an M.S. in Chemistry from The College of William and Mary, and an M.B.A. from Carnegie Mellon.

Robert Rigdon.  Mr. Rigdon has served as our Senior Vice President of Global Development since May 2008 and is responsible for overseeing all aspects of our current and future coal gasification projects worldwide. From June 2004 until joining us, Mr. Rigdon worked for GE Energy in a variety of capacities, including Manager — Gasification Engineering, Director — IGCC Commercialization, and Director — Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, as an engineer and in the Worldwide Power & Gasification group, where he ultimately became Vice President — Gasification Technology for the group. Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.

Executive and Director Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.  Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.

The primary objectives of our compensation policies and practices for our Named Executive Officers (Timothy Vail, our President and Chief Executive Officer, David Eichinger, our Chief Financial Officer and Senior Vice President of Corporate Development, and Donald Bunnell, our President and Chief Executive Officer — Asia Pacific) for the fiscal year ended June 30, 2008, were to:

•	Attract, retain, motivate and reward highly qualified and competent executives who have extensive industry experience through a mix of base salary, annual cash incentives and long-term equity incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by:

•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders; and

•	Structuring short-term compensation contingent upon the achievement of performance measures intended to reward performance year-over-year that we believe creates stockholder value in the short-term and over the long-term.

We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.

Administration.  Our executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with its charter and other corporate governance requirements of the SEC and NASDAQ.

The Compensation Committee has directly engaged, and may in the future engage, compensation consultants familiar with our industry to advise the Compensation Committee regarding certain compensation issues. The assignments of the consultants are determined by the Compensation Committee, although management may have input into these assignments.

The Compensation Committee determines the total compensation of Mr. Vail, as our President and Chief Executive Officer, and the nature and amount of each element of his compensation. Mr. Vail plays a key role in determining executive compensation for the other named executive officers. Mr. Vail attends the meetings of the Compensation Committee regarding executive compensation and discusses his recommendations with the Compensation Committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Compensation Program.  Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and its historical programs and practices consist of the following elements:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.

We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. The compensation packages of Messrs. Vail and Eichinger are more heavily weighted towards long-term equity incentive awards, as opposed to base salary or annual incentive awards. The goal of this policy is to attract and retain the executives to ensure our long term success. Mr. Bunnell’s compensation package is more heavily weighted towards annual cash incentive awards, which are tied to the performance of the business. We also provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.

In evaluating the data assimilated from peer companies, the Compensation Committee takes into account differences in the size of individual peer companies. In 2007, Korn/Ferry International, the independent compensation consultant engaged by the committee, provided the committee with executive compensation data as part of its comparative process. The Compensation Committee used the data as a basis to include both smaller and larger companies in the peer group similar to the method used by the investment community in comparing the company to peer companies. The Compensation Committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the Compensation Committee’s competitiveness evaluation.

Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the Compensation Committee considers the total compensation payable to a named executive officer and each form of compensation. The Compensation Committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.

As mentioned above, the percentage of compensation that is equity based compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The Compensation Committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.

Additional details regarding each element of our executive compensation program are as follows:

Base Salaries.  The base salary range for the named executive officers was established in 2006 by the Compensation Committee. Base salary is viewed as a less significant element of compensation than long-term equity, so the levels are less than those of peer companies. The Compensation Committee approves all increases in base salary for our named executive officers in advance. The Compensation Committee reviews salaries of executive officers at periodic intervals and awards increases, if appropriate. In assessing the amount and timing of salary adjustments, if any, the Compensation Committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company. Base salaries for all named executive officers for the fiscal years ended June 30, 2007 and 2008 are shown in the “Salary” column of the Summary Compensation Table below.

Annual Cash Incentive Compensation.  The named executive officers are each eligible for consideration for annual cash incentive compensation awards under the terms of their employment agreements as described under “— Employment Agreements” below. The awards are intended to link annual cash incentive compensation to achievement of our short-term business objectives and stockholders’ interests as a whole. For each year, the Compensation Committee establishes objective performance measures, thresholds and goals to determine awards for that year. Mr. Bunnell’s compensation is most heavily weighted to this element.

Long-Term Equity Incentive Compensation.  The Compensation Committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders. The compensation of Messrs. Vail and Eichinger is most heavily weighted to this element.

Our Amended & Restated 2005 Stock Incentive Plan, as amended, or the 2005 Plan, is maintained with the objectives of (i) attracting and retaining selected key employees, consultants and outside directors; (ii) encouraging their commitment; (iii) motivating superior performance; (iv) facilitating attainment of ownership interests in us; (v) aligning personal interests with those of our stockholders; and (vi) enabling grantees to share in our long-term growth and success.

In May 2007, the Board approved an increase in the number of shares reserved for issuance under the 2005 Plan to 8,000,000 shares and stockholder approval was obtained at the Annual Meeting of Stockholders on December 20, 2007. The Board also approved to increase the contractual term of the awards from five years to ten years for all future awards.

The Compensation Committee exercises its discretion in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. To date, the only incentive awards granted to the named executive officers by the Compensation Committee have been stock options. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under the 2005 Plan, is the closing sales price on that date of a share of our common stock as reported on The NASDAQ Capital Market. As of August 18, 2008, it is based on the closing sales price of our common stock as reported on The NASDAQ Global Market.

Currently, stock options granted under the 2005 Plan vest ratably on the first, second, third and fourth anniversaries of the grant date so that the options are fully vested after four years, although certain of the initial option grants under the 2005 Plan vested in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over a four year period. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value on the date of grant, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option.

Post-Employment Benefits.  We have entered into employment agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The Compensation Committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “— Potential Payments Upon Termination or Change of Control” below.

Benefits and Executive Perquisites.  As our executives and employees, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. Mr. Vail’s employment agreement also requires us to reimburse Mr. Vail if he uses his personal aircraft for our business. He is entitled to receive the lesser of (i) the cost of a comparable commercial airline fare or (ii) the actual operating costs of the flight on his aircraft, including fuel costs, pilot expenses and engine reserves.

Impact of Accounting and Tax Treatments.  Section 162(m) of the Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The Compensation Committee remains aware of these provisions and may in the future determine to make grants whereby all or any of such awards may qualify for deductibility, but the Compensation Committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by this section.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of Stockholders.

Michael Storey
Denis Slavich
Harry Rubin

Summary Compensation Table

The following table provides information concerning compensation paid or accrued during the fiscal years ended June 30, 2008, 2007 and 2006 to our principal executive officer, our principal financial officer, and each of our most highly paid executive officers whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

							Non-Equity
	Fiscal				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary		Bonus	Awards	Awards(2)	Compensation	Compensation		Total

Timothy Vail,	2008	$180,000		$216,000	$—	$1,760,615	—	$—		$2,156,615
President and CEO	2007	$158,750		$126,000	$—	$3,256,040	—	$—		$3,540,790
	2006	$12,500	(1)	$—	$—	$1,844,422	—	$—		$1,856,922
David Eichinger,	2008	$180,000		$180,000	$—	$1,286,867	—	$—		$1,646,867
CFO	2007	$155,000		$156,000	$—	$2,369,268	—	$100,300	(3)	$2,780,568
	2006	$10,000	(4)	$—	$—	$1,274,802	—	$46,573	(5)	$1,331,375
Donald Bunnell,	2008	$175,000		$180,000	$—	$—	—	$—		$355,000
President and CEO	2007	$120,000		$320,000	$—	$—	—	$—		$440,000
Asia Pacific	2006	$120,000		$—	$—	$—	—	$—		$120,000

(1)	Prior to May 30, 2006, Mr. Vail served only as a director, for which he did not receive any cash compensation.

(2)	The amounts in the “Option awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2006, 2007 and 2008, in accordance with FAS 123R, of awards pursuant to the 2005 Plan, and thus may include amounts from awards granted both in and prior to 2008. Assumptions used in the calculation of these amounts are included in “Note 4 — Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2008 included in our annual report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission on September 15, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Mr. Eichinger received $100,000 as reimbursement for relocation expenses and $300 as reimbursement for taxes on his shares of common stock.

(4)	Prior to May 30, 2006, Mr. Eichinger served as one of our consultants. His compensation for these services is listed under “All other compensation.”

(5)	Represents amounts paid under a consulting agreement between us and Mr. Eichinger which was effective from October 19, 2005 through May 1, 2006. Mr. Eichinger was hired by us as an employee on a permanent basis effective May 30, 2006.

Employment Agreements

We have entered into employment agreements with Timothy Vail, as our President and Chief Executive Officer, David Eichinger, as our Chief Financial Officer and Senior Vice President of Corporate Development and Donald Bunnell, as our President and Chief Executive Officer — Asia Pacific.

Our agreement with Mr. Vail became effective May 30, 2006 and has a term of four years. He receives an annual base salary of up to $180,000, bonuses as may be awarded from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Vail if he is not covered by insurance. Mr. Vail’s salary as of June 30, 2006 was $10,000 per month and was subject to increase upon the achievement of certain performance milestones. Mr. Vail met two of these milestones, one in August 2006 and his salary was increased to $12,500 per month, and the second in March 2007 and his salary was increased to $15,000 per month. The compensation committee of the Board also evaluates Mr. Vail’s salary on an annual basis and will determine if any additional increases are warranted. Pursuant to the terms of the employment agreement, we have also granted Mr. Vail options to purchase 2,350,000 shares of common stock. The options have an exercise price of $3.00 and vest in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over a four year period. The options are subject to the terms and conditions outlined in the 2005 Plan.

The employment agreement prohibits Mr. Vail from competing with us during his employment and for a period of 18 months thereafter. The agreement also requires us to reimburse Mr. Vail if he uses his personal aircraft for our business. He is entitled to receive the lesser of (i) the costs of a comparable commercial airline fare or (ii) the actual operating costs of the flight on his aircraft, including fuel costs, pilot expenses and engine reserves.

Mr. Vail was also granted an option to purchase 50,000 shares of common stock pursuant to the terms of a nonstatutory stock option agreement dated effective November 7, 2005. The option has an exercise price of $2.50 and vests in four equal annual installments, with the first installment vesting on the effective date of the grant. The option is subject to the terms and conditions outlined in the 2005 Plan.

Our agreement with Mr. Eichinger became effective May 30, 2006 and has a term of four years. He receives an annual base salary of up to $180,000, bonuses as may be awarded from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Eichinger if he is not covered by insurance. Mr. Eichinger’s current salary is $15,000 per month and is subject to increase upon the achievement of certain performance milestones. The compensation committee of the Board evaluates Mr. Eichinger’s salary on an annual basis and will determine if any additional increases are warranted. We have also granted Mr. Eichinger options to purchase 1,750,000 shares of common stock. The options have an exercise price of $3.00 and vest in five equal installments, with the first installment vesting on the date of grant and the remainder vesting annually over a four year period. The options are subject to the terms and conditions outlined in the 2005 Plan. The employment agreement prohibits Mr. Eichinger from competing with us during his employment and for a period of 18 months thereafter.

Our agreement with Mr. Bunnell was amended and restated effective July 14, 2006 and has a term ending on April 18, 2009. At the time of the effectiveness of the agreement, Mr. Bunnell received an annual base salary of $120,000, subject to increase upon the achievement of certain performance milestones. In addition, bonuses may be awarded to Mr. Bunnell from time to time by the Board or any compensation committee thereof, including a performance bonus, and reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by Mr. Bunnell if he is not covered by insurance. Mr. Bunnell’s current salary is $15,000 per month and is subject to increase upon the achievement of certain performance milestones. The compensation committee of the Board evaluates Mr. Bunnell’s salary on an annual basis and will determine if any additional increases are warranted. The employment agreement prohibits Mr. Bunnell from competing with us during his employment and for a period of 18 months thereafter.

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their employment agreements, upon a termination without cause or a voluntary termination for good reason, Messrs. Vail and Eichinger are entitled to receive (i) all payments of their base salary (as of the date of termination) for the remainder of the term of their agreements and in accordance with the terms thereof, (ii) payment of any bonus that they would have been otherwise entitled to receive under their agreement as of the date of their termination, and (iii) all unvested options shall automatically vest as of the termination date. In addition, pursuant to the terms of his employment agreement, upon a termination without cause or a voluntary termination for good reason, Mr. Bunnell is entitled to receive all payments of his base salary (as of the date of termination) for the remainder of the term of his agreement and in accordance with the terms thereof. Upon a voluntary termination without good reason, termination for cause, death or disability, Messrs. Vail, Eichinger and Bunnell would not be entitled to receive benefits from us. Assuming that the effective date of termination was June 30, 2008, the total of such benefits would be as follows: (i) $1,793,403 for Mr. Vail (including $345,000 in base salary, $90,000 in bonus and $1,358,403 as the value of accelerated options), (ii) $1,440,953 for Mr. Eichinger (including $345,000 in base salary, $90,000 in bonus and $1,005,953 as the value of accelerated options) and (iii) $150,000 in base salary for Mr. Bunnell. The bonus amounts included in these assumptions is based on the minimum bonus that each executive would be entitled to receive upon termination under their employment agreement. All vested options must be exercised within six months of the termination date, regardless of the reason for termination.

Upon a change of control (as defined in their employment agreements), all unvested options of Messrs. Vail and Eichinger would automatically vest on the effective date of the change of control, even if their employment is not terminated. In addition, the employment agreements of Messrs. Vail and Eichinger also contain tax gross-up provisions which are applicable in the event that they received payments or benefits under their employment agreement in connection with a change of control. If the officer incurs any excise tax by reason of his or her receipt of such payments, he or she will receive a gross-up payment in an amount that would place them in the same after-tax position that he or she would have been in if no excise tax had applied.

Outstanding Equity Awards for Year Ended June 30, 2008

The following table shows the number of shares covered by exercisable and unexercisable options held by our named executive officers on June 30, 2008.

	Option Awards								Stock Awards
Equity
Incentive
Plan Awards:
Market or
				Equity							Equity	Payout
				Incentive							Incentive	Value of
				Plan							Plan Awards:	Unearned
				Awards:						Market	Number of	Shares,
	Number of	Number of		Number of					Number of	Value of	Unearned	Units or
	Securities	Securities		Securities					Shares or	Shares or	Shares,	Other
	Underlying	Underlying		Underlying					Units of	Units of	Units or	Rights
	Unexercised	Unexercised		Unexercised	Option				Stock	Stock	Other Rights	That Have
	Options	Options		Unearned	Exercise		Option		That Have	That Have	That Have	Not
	(#)	(#)		Options	Price		Expiration		Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)		Date		(#)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)	(h)	(i)	(j)

Timothy Vail	1,447,500	952,500	(1)	—		(1)		(1)	—	—	—	—
David Eichinger	1,050,000	700,000	(2)	—	$3.00			(2)	—	—	—	—
Donald Bunnell	—	—		—	—		—		—	—	—	—

(1)	Mr. Vail has received two option grants: (a) an option to purchase 50,000 shares at an exercise price of $2.50 on November 7, 2005, and (b) an option to purchase 2,350,000 shares at an exercise price of $3.00 on May 30, 2006. The options expire on November 7, 2010 and May 30, 2011, respectively. The November 7, 2005 option vests in four equal annual installments, with the first installment vesting on the date of grant. The May 30, 2006 option vests in five equal annual installments, with the first installment vesting on the date of grant.

(2)	Mr. Eichinger received an option to purchase 1,750,000 shares on May 30, 2006 which vests in five equal annual installments, with the first installment vesting on the date of grant. The option expires on May 30, 2011.

The description of the terms of the employment agreements of Messrs. Vail and Eichinger also includes a summary description of the terms of their May 30, 2006 option grants.

Director Compensation

	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive	Compensation	All Other
Name	Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Lorenzo Lamadrid	$60,000	—	$32,536	—	—	—	$92,536
Michael Storey	$3,000	—	$179,606	—	—	—	$182,606
Denis Slavich	$3,000	—	$179,606	—	—	—	$182,606
Harry Rubin	$3,000	—	$255,945	—	—	—	$258,945

(1)	The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123R, of awards pursuant to the 2005 Plan, and thus may include amounts from awards granted both in and prior to 2008. Assumptions used in the calculation of these amounts are included in “Note 4 — Stock-Based Compensation” to our audited financial statements for the fiscal year ended June 30, 2008 included in our annual report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission on September 15, 2008. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Effective January 1, 2008, independent directors, other than Mr. Lamadrid, receive a quarterly cash payment of $1,500 for their service on the Board. In addition, upon appointment to the Board, directors receive a one-time option to acquire 160,000 shares of common stock. They also receive a one-time option to acquire 40,000 shares of common stock if they serve as the chairperson of a committee of the Board. Additional options grants to directors are determined on an annual basis.

Mr. Lamadrid has a consulting agreement with us for his service as Chairman of our Board. The agreement is for a four-year term effective August 1, 2006. Mr. Lamadrid receives an annual consulting fee of $60,000 and reimbursement for reasonable expenses incurred in the performance of his services. The compensation committee of the Board also evaluates Mr. Lamadrid’s consulting fee on an annual basis and determines if any additional increases are warranted.

Securities Authorized For Issuance Under Equity Compensation Plans.  The following table sets forth information regarding our existing equity compensation plans as of June 30, 2008.

Equity Compensation Plan Information
Number of Securities
			Weighted Average	Remaining
	Number of Securities to		Exercise	Available for Future issuance
	be Issued Upon Exercise		Price of Outstanding	Under Equity Compensation
	of Outstanding Options,		Options, Warrants and	Plans (Excluding Securities
	Warrants and Rights		Rights	Reflected in Column(a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders(1)	7,136,000	(2)	$4.90	766,200	(2)
Equity compensation plans not approved by security holders	—		—	—

Total as of June 30, 2008	7,136,000		$4.90	766,200

(1)	Consists of the 2005 Plan.

(2)	Of the total 8,000,000 shares under the 2005 Plan, 7,136,000 options were outstanding at June 30, 2008 and 5,800 stock grants had been issued. These shares immediately vested upon grant.

Compensation Committee Interlocks and Insider Participation.  The members of our Compensation Committee are Michael Storey, Denis Slavich and Harry Rubin. No current member of the Compensation Committee is or formerly was an officer or employee of SES. During the year ended June 30, 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer or officers served on our Compensation Committee.

Certain Relationships and Related Party Transactions

In November 2007, we paid an invoice for $940,040 on behalf of Union Charter Financial, a 5% or greater stockholder, or UCF. We had agreed to reimburse UCF’s expenses, subject to the successful completion of our 2007 public offering.

Lorenzo Lamadrid, the Chairman of the Board, has a consulting agreement with us as disclosed under “— Executive and Director Compensation — Director Compensation.”

The Audit Committee is required to approve all related party transactions regardless of the dollar amount.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to furnish us a copy of each filed report.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2008, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

Stockholder Proposal Information

If you want to present a proposal from the floor at the 2009 Annual Meeting of Stockholders or nominate a person for election to the Board at such meeting, you must give us written notice no later than September 17, 2009 and no earlier than August 18, 2009, and follow the procedures outlined in our Bylaws. If the date of the 2009 Annual Meeting of Stockholders is more or less than 45 days from the 2008 Annual Meeting of Stockholders, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board may recommend. Your notice should be sent to our Vice President of Investor Relations, Ann Tanabe, at Three Riverway, Suite 300, Houston, Texas 77056. You may request a copy of the provisions of the Bylaws governing the requirements for notice from our Vice President of Investor Relations at the above address.

Other Matters

We have included a copy of our Annual Report to Stockholders and our Form 10-K covering the fiscal year ended June 30, 2008, as amended, with this proxy statement, which includes our audited consolidated financial statements for the year then ended. We will bear the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, our officers, directors and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

We file annual, quarterly, current and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.synthesisenergy.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request copies of any of our filings by writing or telephoning us at our principal executive office: Ann Tanabe, Vice President of Investor Relations, Synthesis Energy Systems, Inc., Three Riverway, Suite 300, Houston, Texas 77056, telephone (713) 579-0602.

By Order of the Board of Directors,

Timothy E. Vail
President and Chief Executive Officer

Annex A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SYNTHESIS ENERGY SYSTEMS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is SYNTHESIS ENERGY SYSTEMS, INC.

ARTICLE TWO

This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on November 6, 2008 and by the stockholders of the Corporation at a meeting of the stockholders held on February 10, 2009.

ARTICLE THREE

Article V of the Certificate of Incorporation is deleted and replaced in its entirety as follows:

“ARTICLE V

(a) The total number of shares of stock of all classes which the Corporation shall have authority to issue is 220,000,000 shares consisting of (i) 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

(b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on the record date for such vote. Except as otherwise required by the Delaware Law and subject to the rights of any holder of issued and outstanding shares of Preferred Stock, the holders of Common Stock shall possess all voting power, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Subject to any preferential rights of any class or series of Preferred Stock outstanding from time to time, (i) when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, securities of the Corporation or other property, each holder of record of Common Stock on the record date for any such dividend or distribution shall be entitled to share ratably in such dividend or distribution in proportion to the number of shares of Common Stock held by such holder on the record date for such dividend or distribution and (ii) upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holder.

(c) (i) Preferred Stock may be issued from time to time either as a class without series or as a class having one or more series. All shares of Preferred Stock, if issued as a class without series, or all shares of Preferred Stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

(ii) The board of directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock and to fix in any such resolution or

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resolutions the designations, rights, voting rights, and relative, participating, optional or other special rights, if any, of such class or series of Preferred Stock and the qualifications, limitations or restrictions of any such class or series of Preferred Stock (a “Preferred Stock Resolution”). The authority of the board of directors to issue Preferred Stock shall include, without limitation, the power and authority to determine and establish by a Preferred Stock Resolution the following:

(1) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Certificate of Incorporation, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(2) The rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(3) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(4) The rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(5) The terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation; and

(7) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation.

(iii) Except as otherwise provided in a Preferred Stock Resolution, the number of shares constituting a series of Preferred Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) to the fullest extent permitted by Delaware Law by like action of the board of directors.

(iv) Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall resume the status which they had before being designated as part of a class of Preferred Stock and may be redesignated and reissued, all subject to the conditions or restrictions on issuance set forth in the Preferred Stock Resolution relating to any class or series of Preferred Stock and to any filing required by law.”

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, being the duly authorized President & Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 10th day of February, 2009.

SYNTHESIS ENERGY SYSTEMS, INC.

By:
Timothy E. Vail,
President & Chief Executive Officer

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